Exhibit 5.1

One Cleveland Center | 1375 East Ninth Street 29th Floor | Cleveland, Ohio 44114-1793 Main: 216.696.8700 | Toll-free: 888.696.8700 | Fax: 216.621.6536

June 8, 2017

OurPet’s Company

1300 East Street

Fairport Harbor, Ohio 44077

Re: Registration Statement on Form S-8 of OurPet’s Company

Ladies and Gentlemen:

OurPet’s Company, a Colorado corporation (the “Company”), is filing with the Securities and Exchange Commission its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to 1,750,000 shares of the Company’s common stock, without par value (the “Common Stock”), pursuant to the exercise of options to purchase Common Stock and Restricted Stock Awards (collectively, “Awards”) to be granted under the Company’s 2017 Stock Option Plan (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. Capitalized terms used in this opinion letter and not otherwise defined have the meanings attributed to them in the Registration Statement.

In connection with this opinion letter, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Articles of Incorporation, as amended, and the Bylaws of the Company; (ii) the Plan; (iii) resolutions of the Board of Directors of the Company authorizing the Plan; and (iv) such other documents and instruments as we have deemed necessary for providing this opinion letter.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have made such investigations of law as we deem appropriate as a basis for rendering the opinions expressed below, and as to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

KJK.COM	CLEVELAND + COLUMBUS

{}

1375 East Ninth Street | One Cleveland Center, 29th Floor | Cleveland, Ohio 44114 Main: 216.696.8700 | Toll-free: 888.696.8700 | 216.621.6536

Based upon the foregoing examination and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the Company presently has at least 1,750,000 authorized and unissued shares of Common Stock from which the 1,750,000 shares of Common Stock proposed to be sold pursuant to Awards under the Plan may be issued, and (ii) assuming (a) the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance to those persons who receive Awards in accordance with the Plan, and (b) the shares of Common Stock are duly delivered against payment therefore in accordance with the terms of the Plan, the shares of Common Stock issued pursuant to Awards will be validly issued, fully paid and non-assessable.

We express no opinion other than as to matters under the Colorado General Corporation Law. We are qualified to practice law only in the State of Ohio and do not purport to be experts in the laws of any other state. However, in order to provide this opinion, we have reviewed applicable provisions of the Colorado General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KOHRMAN JACKSON & KRANTZ LLP

/s/ Connie S. Carr
By Connie S. Carr, a partner

Page 2 of 2	KJK.COM	{}